Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 16, 2024, with respect to the Combined Statement of Revenues and Direct Operating Expenses related to certain interests in oil and natural gas properties, rights and related assets owned by the Contributors (as defined in Note 1 to the Combined Statement of Revenues and Direct Operating Expenses) included in this Current Report of Dorchester Minerals, L.P. on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statements of Dorchester Minerals, L.P. on Forms S-4 (File No. 333-231841 and File No. 333-256021).

/s/ GRANT THORNTON LLP

Dallas, Texas

October 16, 2024